Exhibit 99

Penn Virginia Resource Partners, L.P.

Three Radnor Corporate Center, Suite 300, 100 Matsonford Road, Radnor, PA 19087

FOR IMMEDIATE RELEASE

Contact:	Frank A. Pici, Vice President and Chief Financial Officer
Ph: (610) 687-8900 Fax: (610) 687-3688 E-Mail: invest@pennvirginia.com

PENN VIRGINIA RESOURCE PARTNERS, L.P. ANNOUNCES THIRD QUARTER RESULTS

AND 2005 GUIDANCE UPDATE

NEW RECORDS SET FOR QUARTERLY DISTRIBUTABLE CASH FLOW,

OPERATING INCOME AND NET INCOME

RADNOR, PA (Businesswire) November 2, 2005 – Penn Virginia Resource Partners, L.P. (NYSE:PVR) today reported its fourth consecutive quarter of record distributable cash flow. For the third quarter of 2005, distributable cash flow was $23.8 million, an increase of 72 percent over the $13.8 million reported for the same quarter of 2004 and six percent higher than the previous record of $22.4 million reported for the second quarter of 2005. Operating income was a record $22.5 million in the third quarter of 2005 as compared to $10.5 million in the same quarter of 2004. PVR also reported record net income of $22.4 million, or $1.03 per limited partner unit, for the third quarter of 2005, compared with net income of $9.1 million, or $0.50 per limited partner unit, for the third quarter of 2004. The increases in distributable cash flow, a non-GAAP measure, operating income and net income were primarily attributable to the contribution of PVR’s natural gas midstream business that was acquired in the first quarter of 2005 and increased coal royalty revenues resulting from higher coal prices. In addition to those factors, net income for the third quarter of 2005 increased by $3.6 million, or $0.17 per limited partner unit, due to a non-cash, unrealized gain on derivatives resulting from the ineffectiveness of open commodity price hedges related to PVR’s natural gas midstream business. A reconciliation of distributable cash flow and other non-GAAP financial measures appears in the financial tables following this news release.

In the first nine months of 2005, PVR reported distributable cash flow of $62.5 million, compared to $39.2 million reported for the same period of 2004. Net income for the first nine months of 2005 was $36.8 million, or $1.77 per limited partner unit, compared to net income of $25.7 million, or $1.40 per limited partner unit, for the first nine months of 2004. As was the case with third quarter 2005 results, the increases in the year-to-date 2005 results were primarily due to the contribution of the natural gas midstream business acquired in the first quarter of 2005 and increased coal royalty revenues resulting from higher coal prices.

Cash Distribution

PVR will pay a quarterly cash distribution covering the period July 1 through September 30, 2005 in the amount of $0.65 per unit, or an annualized rate of $2.60 per unit, on November 14, 2005 to unit holders of record as of November 3, 2005.

Coal Segment Operations

•	Third quarter 2005 operating income in the coal segment was a record $16.6 million, or 58 percent higher than the $10.5 million reported in the third quarter of 2004. Primary reasons for the improved operating results were as follows:

•	Coal royalty revenues were a record $22.7 million in the third quarter of 2005, a 26 percent increase over the $18.0 million reported in the third quarter of 2004, due primarily to a higher average royalty per ton. The average royalty per ton was $2.67 in the third quarter of 2005, an 18 percent increase over the average royalty of $2.26 in the third quarter of 2004. This increase was primarily due to stronger market conditions for coal resulting in higher prices and a greater percentage of production from certain price-sensitive leases. Coal production from PVR properties increased to 8.5 million tons in the third quarter of 2005 from 8.0 million tons in the same quarter of 2004, primarily due to production from newly acquired properties in the western Kentucky portion of the Illinois basin.

•	Coal services revenues increased by 18 percent to $1.3 million in the third quarter of 2005 from $1.1 million in the third quarter of 2004. The increase primarily related to increased equity earnings from the coal handling joint venture in which PVR acquired an interest in July 2004.

•	Other revenues increased to $1.9 million in the third quarter of 2005 from $0.3 million in the third quarter of 2004. The increase was primarily due to additional coal transportation-related fees and oil and gas royalty revenues as a result of April 2005 acquisitions in Appalachia.

•	Operating expenses increased by six percent to $1.9 million in the third quarter of 2005 from $1.8 million in the third quarter of 2004 due to increased production from subleased properties.

•	General and administrative expenses decreased to $1.9 million in the third quarter of 2005 from $2.1 million in the third quarter of 2004, primarily attributable to cost sharing of corporate administrative expenses with the new natural gas midstream segment.

•	Non-cash depreciation, depletion and amortization (DD&A) expense increased to $5.3 million in the third quarter of 2005 from $4.8 million in the same quarter of last year, primarily as a result of higher production.

Midstream Segment Operations

Third quarter 2005 operating income in the natural gas midstream segment acquired in March 2005 from Cantera Gas Resources, LLC (the “Cantera Acquisition”) was $5.9 million, consisting of the following:

•	Natural gas midstream revenues were $103.9 million and included revenues from the sale of residue gas, natural gas liquids and condensate and gathering and transportation fees. Inlet volumes at the midstream segment’s gas processing plants and gathering systems were approximately 11.6 billion cubic feet during the third quarter, or approximately 126 million cubic feet per day.

•	Cost of gas purchased of $89.6 million consisted of amounts payable to third-party producers for gas purchased under percentage of proceeds and keep-whole contracts. Gross processing margin, consisting of midstream revenues minus the cost of gas purchased, was $14.2 million, or $1.23 per thousand cubic feet of plant inlet gas.

•	Operating costs directly associated with the operations of the natural gas midstream segment were $2.7 million for the third quarter of 2005.

•	DD&A expense of $3.9 million for the third quarter of 2005 included $1.2 million of amortization of intangible costs and $2.7 million of depreciation on property, plant and equipment related to the Cantera Acquisition.

Capital Resources

As of September 30, 2005, PVR’s outstanding borrowings were $257.9 million, including $8.1 million of senior unsecured notes classified as current portion of long-term debt. Interest expense increased from $1.7 million in the third quarter of 2004 to $3.9 million for the third quarter of 2005 as a result of interest on increased borrowings related to the Cantera Acquisition and coal property acquisitions in 2005.

In July 2005, PVR increased the size of its revolving credit facility from $150 million to $300 million. The amended credit facility was used to fund the $62 million acquisition of coal property in the western Kentucky portion of the Illinois basin, which closed on July 20, 2005.

In September 2005, PVR entered into interest rate swap agreements with notional amounts totaling $60 million to establish fixed rates of approximately six percent on that portion of the outstanding balance of PVR’s revolving credit facility until March 2010.

Management Comment

A. James Dearlove, Chief Executive Officer of Penn Virginia Resource Partners, L.P., said, “After setting record levels of distributable cash flow, operating and net income in the second quarter of 2005, PVR set new record levels for all three measures in the third quarter. These results indicate the success of our growth strategy in both our coal land management and natural gas midstream businesses.

“In the Partnership’s coal segment, coal royalty revenues increased 13 percent from the second quarter of 2005 to the third quarter, driven primarily by royalties from the Illinois basin property acquired in July 2005 and an increase in royalties from a longwall mine on a subleased property in West Virginia. The strong pricing in the coal market is expected to result in record levels of revenues and operating income in this segment for 2005.

“PVR’s natural gas midstream gathering and processing segment has continued to outperform our acquisition model through its first seven months of operations as part of PVR. Third quarter 2005 plant and gathering system inlet volumes remained steady at 126 million cubic feet per day and the strong commodity pricing environment resulted in an increase in gross processing margins from $1.10 per Mcf of inlet volume to in 2005’s second quarter to $1.23 per Mcf in the third quarter.

“We continue to pursue our strategy of expanding both our coal and midstream businesses by making appropriate acquisitions and facilitating organic growth. In keeping with this strategy, we have identified a number of growth opportunities to expand and improve operations in our core and other areas.”

Guidance Update for 2005

See the 2005 Guidance Table included in this release for guidance estimates for the fourth quarter and full year 2005. These estimates, including capital expenditure plans, are meant to provide guidance only and are subject to revision as PVR’s operating environment changes.

Conference Call

As announced in our October 7, 2005 press release, a conference call and webcast, at which management will discuss third quarter 2005 results and the outlook for the remainder of 2005 is scheduled for Thursday, November 3, 2005, at 1:00 p.m. EST. Prepared remarks by A. James Dearlove, Chief Executive Officer, will be followed by a question and answer period. Investors and analysts may participate via phone by dialing 1-877-407-9205 five to ten minutes before the scheduled start of the conference call, or via Internet webcast by logging on to PVR’s website at www.pvresource.com at least 20 minutes prior to the scheduled start of the call to download and install any necessary audio software. A telephone replay of the conference call will be available until November 4, 2005, at 11:59 p.m. EST by dialing 1-877-660-6853 and using replay passcodes: account number 286 and conference number 172570. An on-demand replay of the call will also be available at PVR’s website beginning shortly after the call.

*****

Penn Virginia Resource Partners, L.P. (NYSE: PVR) is a master limited partnership formed by Penn Virginia Corporation (NYSE: PVA). The Partnership manages coal properties and related assets and operates a midstream natural gas gathering and processing business. PVR is headquartered in Radnor, PA. For more information about PVR, visit the Partnership’s website at www.pvresource.com .

Certain statements contained herein that are not descriptions of historical facts are “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to, the following: our ability to generate sufficient cash from our midstream and coal businesses to pay the minimum quarterly distribution; energy prices generally and, specifically, the respective prices of natural gas, NGLs and coal; the relationship between natural gas and NGL prices; the relationship between the price of coal and the prices of natural gas and oil; the volatility of commodity prices for coal, natural gas and NGLs; the projected supply of and demand for coal, natural gas and NGLs; the ability to successfully integrate and manage our new midstream business; the ability to acquire new coal reserves on satisfactory terms; the price for which new coal reserves can be acquired; the ability to lease new and existing coal reserves; the ability to continually find and contract for new sources of natural gas supply; the ability to retain our existing or acquire new midstream customers; the ability of our coal lessees to produce sufficient quantities of coal on an economic basis from our reserves; the ability of our coal lessees to obtain favorable contracts for coal produced from our reserves; competition among producers in the coal industry generally and among midstream companies; the exposure we have to the credit risk of our coal lessees and our midstream customers; the experience and financial condition of our coal lessees, including their ability to satisfy their royalty, environmental, reclamation and other obligations to us and others; the ability to expand our midstream business by constructing new gathering systems, pipelines and processing facilities on an economic basis and in a timely manner; the extent to which the amount and quality of actual coal production differs from estimated recoverable proved coal reserves; unanticipated geological problems; the dependence of our midstream business on having connections to third party pipelines; availability of required materials and equipment; the occurrence of unusual weather or operating conditions, including force majeure events; the failure of our coal infrastructure or our coal lessees’ mining equipment or processes to operate in accordance with specifications or expectations; delays in anticipated start-up dates of our coal lessees’ mining operations and related coal infrastructure projects; environmental risks affecting the mining of coal reserves and the production, gathering and processing of natural gas; the timing of receipt of necessary governmental permits by our coal lessees; the risks associated with having or not having price risk management programs; labor relations and costs; accidents; changes in governmental regulation or enforcement practices, especially with respect to environmental, health and safety matters; uncertainties relating to the outcome of litigation regarding permitting of the disposal of coal overburden; risks and uncertainties relating to general domestic and international economic (including inflation and interest rates) and political conditions (including the impact of potential terrorist attacks); coal handling joint venture operations; and changes in financial market conditions. Additional information concerning these and other factors can be found in and PVR’s press releases and public periodic filings with the Securities and Exchange Commission, including PVR’s Annual Report on Form 10-K for the year ended December 31, 2004, filed on March 1, 2005, and subsequently filed interim reports. Many of the factors that will determine PVR’s future results are beyond the ability of management to control or predict. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. PVR undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

PENN VIRGINIA RESOURCE PARTNERS, L.P.

CONSOLIDATED STATEMENTS OF INCOME - unaudited

(in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Revenues
Natural gas midstream	$103,861	$—	$217,134	$—
Coal royalties	22,739	18,018	60,921	52,395
Coal services	1,261	1,053	3,869	2,779
Other	2,353	326	5,834	918

	130,214	19,397	287,758	56,092

Expenses
Cost of gas purchased	89,622	—	185,833	—
Operating	4,588	1,777	10,730	5,574
Taxes other than income	559	239	1,657	753
General and administrative	3,790	2,077	10,069	6,036
Depreciation, depletion and amortization	9,159	4,764	22,237	14,385

	107,718	8,857	230,526	26,748

Operating Income	22,496	10,540	57,232	29,344

Interest expense, net	(3,704)	(1,393)	(9,282)	(3,601)
Unrealized gain (loss) on derivatives	3,578	—	(11,186)	—

Net income	$22,370	$9,147	$36,764	$25,743

Allocation of net income:
General partner’s interest in net income	$951	$183	$1,478	$515
Limited partners’ interest in net income	$21,419	$8,964	$35,286	$25,228

Basic and diluted net income per limited partner unit, common and subordinated	$1.03	$0.50	$1.77	$1.40

Weighted average units outstanding:
Common	15,085	10,425	14,190	10,419
Subordinated	5,737	7,650	5,737	7,650

Other data:
Coal royalty tons (in thousands)	8,531	7,971	22,496	23,865
Average gross coal royalty ($ per ton)	$2.67	$2.26	$2.71	$2.20
Inlet volumes (MMcf)	11,567	—	26,963	—
Midstream processing margin ($ per Mcf)	$1.23	$—	$1.16	$—

PENN VIRGINIA RESOURCE PARTNERS, L.P.

CONSOLIDATED BALANCE SHEETS

(in thousands)

	September 30, 2005	December 31, 2004
	(unaudited)
Assets
Cash	$22,217	$20,997
Receivables	75,515	8,668
Derivative assets	14,765	—
Other current assets	2,670	541

Total current assets	115,167	30,206
Property and equipment, net	462,782	221,615
Equity investments	26,395	27,881
Goodwill	8,066	—
Intangibles, net	37,183	—
Derivative assets	9,256	—
Other long-term assets	5,659	4,733

Total assets	$664,508	$284,435

Liabilities and Partners’ Capital
Current portion of long-term debt	$8,105	$4,800
Accounts payable and accrued liabilities	67,083	3,989
Derivative liabilities	27,335	—
Other current liabilities	2,314	1,207

Total current liabilities	104,837	9,996
Other long-term liabilities	35,139	11,529
Long-term debt	249,798	112,926
Partners’ capital	274,734	149,984

Total liabilities and partners’ capital	$664,508	$284,435

CONSOLIDATED STATEMENTS OF CASH FLOWS - unaudited

(in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Operating Activities
Net income	$22,370	$9,147	$36,764	$25,743
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	9,159	4,764	22,237	14,385
Unrealized loss (gain) on derivatives, net of settlements	(5,462)	—	7,461	—
Noncash interest expense	177	126	1,519	378
Equity earnings, net of distributions	2,090	(165)	1,546	(165)
Changes in operating assets and liabilities	3,579	(1,282)	2,164	(1,618)

Net cash provided by operating activities	31,913	12,590	71,691	38,723

Investing Activities
Acquisitions, net of cash acquired	(67,492)	(28,442)	(290,169)	(28,442)
Additions to property and equipment	(3,795)	(72)	(9,615)	(939)
Other	—	210	52	585

Net cash used in investing activities	(71,287)	(28,304)	(299,732)	(28,796)

Financing Activities
Payments for debt issuance costs	(346)	—	(2,385)	—
Proceeds from borrowings, net	54,200	27,000	140,200	26,000
Proceeds from issuance of partners’ capital	252	—	129,258	—
Distributions to partners	(14,134)	(9,960)	(37,812)	(29,229)

Net cash provided by (used in) financing activities	39,972	17,040	229,261	(3,229)

Net increase in cash and cash equivalents	598	1,326	1,220	6,698
Cash and cash equivalents-beginning balance	21,619	14,438	20,997	9,066

Cash and cash equivalents-ending balance	$22,217	$15,764	$22,217	$15,764

Noncash Investing and Financing Activities
Issuance of partners’ capital for acquisition	$10,415	$—	$10,415	$1,060
Assumption of liabilities in acquisition	$3,981	$—	$3,981	$—

PENN VIRGINIA RESOURCE PARTNERS, L.P.

QUARTER SEGMENT INFORMATION - unaudited

(Dollars in thousands except where noted)

	Coal	Natural Gas Midstream (1)		Consolidated
		Amount	(per Mcf)
Three months ended September 30, 2005
Revenues
Natural gas midstream	$—	$103,861		$103,861
Coal royalties	22,739	—		22,739
Coal services	1,261	—		1,261
Other	1,923	430		2,353

Total revenues	25,923	104,291	$9.02	130,214

Expenses
Cost of gas purchased	—	89,622	7.75	89,622
Operating	1,931	2,657	0.23	4,588
Taxes other than income	219	340	0.03	559
General and administrative	1,917	1,873	0.16	3,790
Depreciation, depletion and amortization	5,257	3,902	0.34	9,159

Total expenses	9,324	98,394	8.51	107,718

Operating Income	$16,599	$5,897	$0.51	$22,496

Production
Coal royalty tons (thousands of tons)	8,531
Inlet volumes (MMcf)		11,567
Additions to property and equipment and acquisitions, net of cash acquired (2)	$81,339	$4,344		$85,683

	Coal	Natural Gas Midstream (1)		Consolidated
		Amount	(per Mcf)
Three months ended September 30, 2004
Revenues
Natural gas midstream	$—	$—		$—
Coal royalties	18,018	—		18,018
Coal services	1,053	—		1,053
Other	326	—		326

Total revenues	19,397	—	$—	19,397

Expenses
Cost of gas purchased	—	—	—	—
Operating	1,777	—	—	1,777
Taxes other than income	239	—	—	239
General and administrative	2,077	—	—	2,077
Depreciation, depletion and amortization	4,764	—	—	4,764

Total expenses	8,857	—	—	8,857

Operating Income	$10,540	$—	$—	$10,540

Production
Coal royalty tons (thousands of tons)	7,971
Additions to property and equipment and acquisitions, net of cash acquired	$72	$—		$72

(1)	Natural Gas Midstream segment acquired in March 2005.

(2)	Coal segment includes noncash expenditures of $14.4 million.

PENN VIRGINIA RESOURCE PARTNERS, L.P.

YEAR-TO-DATE SEGMENT INFORMATION - unaudited

(Dollars in thousands except where noted)

	Coal	Natural Gas Midstream (1)		Consolidated
		Amount	(per Mcf)
Nine months ended September 30, 2005
Revenues
Natural gas midstream	$—	$217,134		$217,134
Coal royalties	60,921	—		60,921
Coal services	3,869	—		3,869
Other	4,638	1,196		5,834

Total revenues	69,428	218,330	$8.10	287,758

Expenses
Cost of gas purchased	—	185,833	6.89	185,833
Operating	4,104	6,626	0.25	10,730
Taxes other than income	727	930	0.03	1,657
General and administrative	5,962	4,107	0.15	10,069
Depreciation, depletion and amortization	13,440	8,797	0.33	22,237

Total expenses	24,233	206,293	7.65	230,526

Operating Income	$45,195	$12,037	$0.45	$57,232

Production
Coal royalty tons (thousands of tons)	22,496
Inlet volumes (MMcf)		26,963
Additions to property and equipment and acquisitions, net of cash acquired (2)	$110,370	$203,810		$314,180

	Coal	Natural Gas Midstream (1)
		Amount	(per Mcf)	Consolidated
Nine months ended September 30, 2004
Revenues
Natural gas midstream	$—	$—		$—
Coal royalties	52,395	—		52,395
Coal services	2,779	—		2,779
Other	918	—		918

Total revenues	56,092	—	$—	56,092

Expenses
Cost of gas purchased	—	—	—	—
Operating	5,574	—	—	5,574
Taxes other than income	753	—	—	753
General and administrative	6,036	—	—	6,036
Depreciation, depletion and amortization	14,385	—	—	14,385

Total expenses	26,748	—	—	26,748

Operating Income	$29,344	$—	$—	$29,344

Production
Coal royalty tons (thousands of tons)	23,865
Additions to property and equipment and acquisitions, net of cash acquired (3)	$1,999	$—		$1,999

(1)	Natural Gas Midstream segment acquired in March 2005.

(2)	Coal segment includes noncash expenditures of $14.4 million.

(3)	Coal segment includes noncash expenditures of $1.1 million.

PENN VIRGINIA RESOURCE PARTNERS, L.P.

RECONCILIATION OF CERTAIN NON-GAAP FINANCIAL MEASURES - unaudited

(in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Reconciliation of GAAP “Net income (loss)” to Non-GAAP “EBITDA”
Net income	$22,370	$9,147	$36,764	$25,743
Interest expense, net	3,704	1,393	9,282	3,601
Depreciation, depletion and amortization	9,159	4,764	22,237	14,385

EBITDA (see Note 1 below)	$35,233	$15,304	$68,283	$43,729

Reconciliation of GAAP “Net income (loss)” to Non-GAAP “Distributable cash flow”
Net income	$22,370	$9,147	$36,764	$25,743
Depreciation, depletion and amortization	9,159	4,764	22,237	14,385
Unrealized loss (gain) on derivatives, net of settlements	(5,462)	—	7,461	—
Other property and equipment expenditures	(2,280)	(72)	(4,000)	(939)

Distributable cash flow (see Note 2 below)	$23,787	$13,839	$62,462	$39,189

Reconciliation of GAAP “Additions to property and equipment” to Non-GAAP “Capital expenditures”
Additions to property and equipment	$3,795	$72	$9,615	$939
Acquisitions, net of cash acquired	67,492	28,442	290,169	28,442
Noncash lease acquisitions	14,396	—	14,396	1,060

Capital expenditures (see Note 3 below)	$85,683	$28,514	$314,180	$30,441

Note 1 - EBITDA represents net income before income tax expense, interest expense, and depreciation, depletion and amortization expense. Management believes EBITDA provides additional, useful information regarding PVR's ability to meet our debt service, capital expenditure and working capital requirements. EBITDA is a traditional measure of a business' ability to generate cash flows irrespective of financing costs and is presented as a supplemental financial measurement in the evaluation of our business. This measure is widely used by investors and rating agencies in the valuation, comparison, rating and investment recommendations of companies. EBITDA is the most widely-used financial measure by commercial banks, investment bankers, fixed-income investors and ratings agencies. It is also a financial measurement that, with certain negotiated adjustments, is reported to our banks under our bank credit facility and is used in our financial covenants under our bank credit facility and the indenture governing our senior unsecured notes. EBITDA is not a measure of financial performance under GAAP. Accordingly, it should not be considered as a substitute for net income, income from operations or net cash flows provided by operating activities prepared in accordance with GAAP.

Note 2 - Distributable cash flow represents income before income tax expense, depreciation, depletion and amortization expense and unrealized loss on derivatives (net of cash paid or received on those derivatives during the period), minus other capital expenditures. Other property and equipment expenditures are capital expenditures (as defined by GAAP) which do not increase the capacity of an asset or generate additional revenues or net cash from operating activities. Distributable cash flow is presented because management believes it is a useful adjunct to net cash provided by operating activities under accounting principles generally accepted in the United States (GAAP). Distributable cash flow is a significant liquidity metric which is an indicator of PVR's ability to generate cash flows at a level that can sustain or support an increase in quarterly cash distributions paid to its partners. Distributable cash flow is also the quantitative standard used throughout the investment community with respect to publicly-traded partnerships. Distributable cash flow is not a measure of financial performance under GAAP and should not be considered as an alternative to cash flows from operating, investing or financing activities, as an indicator of cash flows or as a measure of liquidity.

Note 3 - Capital expenditures represents cash additions to property and equipment, plus cash paid for acquisitions and other expenditures. Management believes capital expenditures provide useful information regarding the Company's capital program as a supplement to cash additions to property and equipment.

Penn Virginia Resource Partners, L.P.

Guidance Table

(Dollars and tons in millions)

Penn Virginia Resource Partners, L.P. is providing the following guidance regarding financial and operational expectations for the fourth quarter and full year 2005.

	Actual				Guidance
	First Quarter 2005	Second Quarter 2005	Third Quarter 2005	YTD 2005	Fourth Quarter 2005			Full Year 2005
Coal Segment:
Coal royalty tons (millions)	6.7	7.3	8.5	22.5	7.2	—	7.9	29.7	—	30.4
Revenues:
Average coal royalty per ton	$2.69	2.78	2.67	2.71	2.50	—	2.60	2.65	—	2.70
Other	$1.7	3.6	3.2	8.5	3.7	—	4.0	12.2	—	12.5
Expenses:
Direct expenses	$3.6	3.1	4.1	10.8	3.0	—	3.3	13.8	—	14.1
Depreciation, depletion and amortization	$3.9	4.3	5.3	13.4	4.4	—	4.8	17.8	—	18.2
Capital Expenditures:
Coal segment acquisitions	$9.3	15.4	80.8	105.5	—	—	—	105.5	—	105.5
Coal segment other expenditures	$—	4.3	0.6	4.9	4.7	—	5.7	9.6	—	10.6
Total Coal Capital Expenditures	$9.3	19.7	81.4	110.4	4.7	—	5.7	115.1	—	116.1
Natural Gas Midstream Segment: (a)
Inlet volumes (MMcf per day) - (b)	126	126	126	126	120	—	130	124	—	127
Expenses:
Direct expenses	$1.3	5.5	4.9	11.7	4.5	—	5.0	16.2	—	16.7
Depreciation, depletion and amortization	$1.2	3.7	3.9	8.8	3.5	—	3.9	12.3	—	12.7
Capital Expenditures:
Midstream segment acquisitions, net of cash acquired	$195.7	2.3	1.1	199.1	—	—	—	199.1	—	199.1
Midstream segment other expenditures	$0.3	1.3	3.1	4.7	1.6	—	2.3	6.3	—	7.0
Total Midstream Capital Expenditures	$196.0	3.6	4.2	203.8	1.6	—	2.3	205.4	—	206.1
Other:
Interest expense:
Average long-term debt outstanding	$134.8	205.3	248.2	195.2	252.8	—	263.2	202.8	—	211.1
Net interest rate	5.0%	5.5%	5.8%	5.8%		6.5%			6.5%

These estimates are meant to provide guidance only and are subject to revision as the operating environment of Penn Virginia Resource Partners, L.P. changes.

Notes:

(a)	Actual results and full year guidance include the natural gas midstream segment from the date of the Cantera Acquisition in March 2005.

(b)	The natural gas midstream segment's natural gas liquids, natural gas and oil hedging positions as of 9/30/05 are summarized below:

	Average Volume Per Day	Weighted Average Price
	(gallons)	(per gallon)
Ethane Swaps
Fourth Quarter 2005 - Fourth Quarter 2006	68,800	$0.4770
First Quarter 2007 - Fourth Quarter 2007	34,440	$0.5050
First Quarter 2008 - Fourth Quarter 2008	34,440	$0.4700

	(gallons)	(per gallon)
Propane Swaps
Fourth Quarter 2005 - Fourth Quarter 2006	52,080	$0.7060
First Quarter 2007 - Fourth Quarter 2007	26,040	$0.7550
First Quarter 2008 - Fourth Quarter 2008	26,040	$0.7175

	(Bbls)	(per Bbl)
Crude Oil Swaps
Fourth Quarter 2005 - Fourth Quarter 2006	1,100	$44.45
First Quarter 2007 - Fourth Quarter 2007	560	$50.80
First Quarter 2008 - Fourth Quarter 2008	560	$49.27

	(Mmbtu)	(per Mmbtu)
Natural Gas Swaps
Fourth Quarter 2005 - Fourth Quarter 2006	7,500	$7.05
First Quarter 2007 - Fourth Quarter 2008	4,000	$6.97